Exhibit 23(h)(5)
AMENDMENT TO
FUND ACCOUNTING AGREEMENT
AMENDMENT made as of September 16, 2007, to that certain Fund Accounting Agreement, dated as of December 1, 2003, (the “Agreement”), between PERFORMANCE FUNDS TRUST (the “Trust”), a Delaware trust having its principal place of business at 248 East Capitol Street, Jackson, Mississippi, and CITI FUND SERVICES OHIO, INC. (“Citi”), an Ohio corporation formerly known as BISYS Fund Services Ohio, Inc. having its principal place of business at 3435 Stelzer Road, Columbus, OH 43219.
     WHEREAS, the Trust and Citi entered into the Agreement, pursuant to which Citi performs fund accounting services for the Trust and each investment portfolio of the Trust (each a “Fund”);
     WHEREAS, the Trust desires that Citi provide services with respect to Form N-Q, and Citi is willing to provide the services set forth in this Amendment in consideration of the fees described below, on the terms set forth herein;
     NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:
     1. Amendments
     (a) References in the Agreement to “BISYS” shall hereinafter be deemed to refer to “Citi.”
     (b) Section 1 of the Agreement is amended by the addition of the following service to be provided by Citi:
“File holdings reports on Form N-Q as required at the end of the first and third fiscal quarters of each year.”
     (c) Schedule B of the Agreement is amended by the addition of the following fee to be paid to Citi:
“Fee for Form N-Q services:
Performance Fund to Funds: $2,250 per filing Other
Funds: $3,000 per fund per filing”
     2. Effective Date
     The effective date of this Amendment shall be March 1, 2005.

     3. Representations and Warranties.
     (a) The Trust represents (i) that it has full power and authority to enter into and perform this Amendment, (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board of Trustees of the Trust (the “Board”), and (iii) that the Board has approved this Amendment.
     (b) Citi represents that it has full power and authority to enter into and perform this Amendment.
     4. Miscellaneous
     (a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.
     (b) Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect (including, without limitation, the term of the Agreement). No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.
     (c) Section headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.
     (d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

PERFORMANCE FUNDS TRUST

By:	/S/ Duane Dewey

Name:	Duane Dewey
Title:	President

CITI FUND SERVICES OHIO, INC.

By:	/S/ Fred Naddaff

Name:	Fred Naddaff
Title:	Director and President

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